SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

CKE RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CKE RESTAURANTS, INC.
3916 State Street, Suite 300
Santa Barbara, California 93105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m. (P.D.T.) on Tuesday, June 18, 2002

PLACE	Fess Parker’s Doubletree Resort The Reagan Room 633 East Cabrillo Boulevard, Santa Barbara, California 93103

ITEMS OF BUSINESS	(1) To elect three (3) members of the Board of Directors for new three-year terms. (2) To transact such other business as may properly come before the Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a stockholder of record on April 22, 2002.

ANNUAL REPORT	Our fiscal 2002 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING
It is important that your shares be represented and voted at the Meeting. Please vote in one of these ways:

(1)  USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card;
(2)  VISIT THE WEB SITE noted on your proxy card to vote on the Internet; or
(3)  MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked at any time prior to its exercise at the Meeting.

By	Order of the Board of Directors,

An	drew F. Puzder,
Pre	sident and Chief Executive Officer

Santa Barbara, California
May 14, 2002

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, YOU ARE REQUESTED TO SIGN THE ATTACHED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

i

CKE RESTAURANTS, INC.
3916 State Street, Suite 300
Santa Barbara, California 93105

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
JUNE 18, 2002

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of CKE Restaurants, Inc., a Delaware corporation (“CKE” or the “Company,” “we,” or “us”), for use at the Annual Meeting of Stockholders to be held at Fess Parker’s Doubletree Resort, The Reagan Room, 633 East Cabrillo Boulevard, Santa Barbara, California 93103, on Tuesday, June 18, 2002 at 9:00 a.m.[P.D.T.] (the “Annual Meeting” or the “Meeting”), and at any postponements or adjournments thereof. Stockholders will be admitted beginning at 8:45 a.m.

This Proxy Statement, form of proxy and voting instructions are being mailed starting May 14, 2002.

Solicitation of Proxies

At the Annual Meeting, the stockholders of CKE will be asked (1) to vote upon the election of three directors, each for a term of three years, and (2) to act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

CKE’s Board of Directors is asking for your proxy for use at the Annual Meeting. All shares of CKE Common Stock represented by any properly executed proxy that is not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If no instructions are marked on a properly executed returned proxy, the shares represented thereby will be voted FOR the election of the director nominees listed below. Although management does not know of any other matter to be acted upon at the Meeting, shares represented by valid proxies will be voted by the persons named on the proxy card in accordance with their best judgment with respect to any other matters that may properly come before the Meeting. A stockholder giving a proxy may revoke their proxy as indicated below.

Annual Meeting Admission

If you plan to attend the Annual Meeting, you may still vote your proxy prior to the meeting. If you are a stockholder of record, please bring a photo ID to the Meeting. If you own stock through a bank, broker or other holder of record, you will need proof of ownership to attend the Meeting. A recent brokerage statement or letter from broker are examples of proof of ownership.

Stockholders Entitled to Vote

Holders of CKE common stock at the close of business on April 22, 2002, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 57,097,627 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

Revocation of Proxies

Proxies may be revoked at any time before they are exercised by:

1.  written notice to the Secretary of the Company;

2.  timely delivery of a valid, later-dated proxy; or

3.  voting by ballot at the Annual Meeting.

However, attendance at the Meeting will not, in itself, constitute revocation of a previously granted proxy.

HOW TO VOTE

Your vote is important. Stockholders of record can vote by telephone, on the Internet or by mail as described below. If you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Vote by Telephone

You can vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 4:00 p.m. (EDT) on June 17, 2002. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote by telephone you do not need to return your proxy card.

Vote on the Internet

You also can choose to vote on the Internet. The web site for Internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 4:00 p.m. (EDT) on June 17, 2002. As with telephone voting, you can confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote on the Internet you do not need to return your proxy card.

Vote by Mail

In order to be effective, completed proxy cards must be received by 8:30 a.m. (EDT) on Tuesday, June 18, 2002. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the enclosed postage paid envelope provided with this proxy statement.

Voting at the Annual Meeting

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting. All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If other matters are properly presented at the Annual Meeting for consideration, the persons named on the proxy card will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matters to be raised at the Annual Meeting.

Required Vote

Quorum.    The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting (whether present in person or represented by proxy) is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. On all matters to come before the Meeting, each holder of Common Stock will be entitled to one vote per share, except that voting for directors may be cumulative.

Election of Directors.    A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” or “against” affect the outcome. Abstentions are not counted for purposes of the election of directors. In the election of directors, holders of Common Stock are entitled to as many votes as shall equal the number of votes that he or she would be entitled to cast (but for the cumulative voting provision) multiplied by the number of directors to be elected, and may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as he or she may see fit.

Cost of Proxy Solicitation

The cost of solicitation of proxies on the enclosed proxy card will be paid by CKE. In addition, following the mailing of this Proxy Statement, directors, officers and regular employees of CKE may solicit proxies by mail, telephone, telegraph or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of CKE Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by CKE for their charges and expenses in connection therewith. In addition, CKE may use the services of individuals or companies it does not regularly employ in connection with the solicitation of proxies if management determines that it is advisable to do so, at an estimated cost of $5,000 plus out-of-pocket expenses.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors of CKE is divided into three classes, each of which consists of three directors. Each class serves for a period of three years, with the terms of office of the respective classes expiring in successive years. The foregoing notwithstanding, directors serve until their successors have been duly elected and qualified or until they resign, become disqualified or disabled, or are otherwise removed. The class of directors whose term expires as of the date of the Meeting consists of Peter Churm, Daniel D. (Ron) Lane and Andrew F. Puzder.

On April 8, 2002, the Board of Directors unanimously approved an amendment to the bylaws, pursuant to which the age limitation to serve as a director was omitted.

The proxies solicited hereby are intended to be voted for the nominees whose names are listed below. Discretionary authority to cumulate votes represented by proxies is solicited by the Board of Directors because, in the event nominations are made in opposition to the nominees of the Board of Directors, it is the intention of the persons named in the accompanying proxy card to cumulate votes represented by proxies for individual nominees in accordance with their best judgment in order to assure the election of as many of the Board’s nominees as possible. The three nominees are presently directors and have indicated their willingness to continue to serve as directors, if elected. The persons named in the proxy will have discretionary authority to vote for others if any nominee becomes unable or unwilling to serve prior to the Meeting. To the knowledge of CKE, all nominees are and will be able to serve.

The Board of Directors has proposed the following nominees for election as directors with terms expiring at the Annual Meeting in 2005:

Peter Churm
Daniel D. (Ron) Lane
Andrew F. Puzder

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

The principal occupation and certain other information about the nominees and other directors whose terms of office continue after the Annual Meeting are set forth on the following pages.

NOMINEES FOR ELECTION TO
NEW THREE-YEAR TERMS EXPIRING IN 2005

Name and Age as of the June 18, 2002 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
Peter Churm	76
Mr. Churm has served as a director since 1979. Mr. Churm was Chairman of the Board of Furon Company from May 1980 through February 1992 and was President of that company for more than 16 years. From February 1992 until November 1999, Mr. Churm served as Furon’s Chairman Emeritus as well as a member of its Board of Directors. Mr. Churm is also a member of the Board of Directors of Diedrich Coffee, Inc.

Daniel D. (Ron) Lane	67
Mr. Lane has served as a director since 1993. Mr. Lane became Vice Chairman of the Board of CKE in October 1994. Since February 1983, he has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc. Mr. Lane is a director of Fidelity National Financial, Inc. (“FNF”), and Metalclad Corporation.

Name and Age as of the June 18, 2002 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
Andrew F. Puzder	51
Mr. Puzder was appointed to the Board of Directors in May 2001. Mr. Puzder became Chief Executive Officer and President of CKE Restaurants, Inc. and its subsidiaries in September 2000. Mr. Puzder became Chief Executive Officer and President of Hardee’s Food Systems, Inc. in June 2000. From February 1997 to June 2000, he served as Executive Vice President, General Counsel and Secretary of CKE. Mr. Puzder was also Chief Executive Officer of Santa Barbara Restaurant Group, Inc. (“SBRG”) serving from July 1997 to November 2000. Mr. Puzder was an Executive Vice President of FNF from January 1995 to June 2000. Mr. Puzder was a partner in the Costa Mesa, California, office of Lewis, D’Amato, Brisbois & Bisgaard from September 1991 to March 1994 and a shareholder in the Newport Beach, California, law firm of Stradling Yocca Carlson & Rauth from March 1994 until joining FNF in 1995.

DIRECTORS CONTINUING IN OFFICE UNTIL 2004

Name and Age as of the June 18, 2002 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
Byron Allumbaugh	70
Mr. Allumbaugh has served as a director since 1996. Mr. Allumbaugh retired as Chairman of the Board of Ralphs Grocery Company on January 31, 1997, where he held numerous management positions from 1958, serving as Chairman of the Board and Chief Executive Officer from 1976 to 1995, and Chairman of the Board from 1995 until his retirement. Currently a self-employed business consultant, Mr. Allumbaugh is also a member of the Boards of Directors of El Paso Energy Company, Penn Traffic and Galyan’s Trading Co.

Carl L. Karcher	53
Mr. Karcher has served as a director since 1992. Mr. Karcher is the President of CLK, Inc., a Carl’s Jr. franchisee, and a principal in Carl’s Jr. franchisees CLK New Star, L.P., Border Star de Mexico, S. de R.L. de C.V. and KWK Foods, LLC. Mr. Karcher has been a Carl’s Jr. franchisee since May 1985. For more than 17 years prior to that time, Mr. Karcher was employed by CKE in several capacities, including Vice President, Manufacturing and Distribution. Carl L. Karcher is Carl N. Karcher’s son.

Frank P. Willey	48
Mr. Willey has served as a director since 1994. Mr. Willey became Vice Chairman of FNF in March 2000. Mr. Willey has been a director and executive officer of FNF since February 1984. Mr. Willey previously served as General Counsel of FNF from 1984 to January 1995 as well as its President from 1995 until March 2000. Mr. Willey also serves on the Board of Directors of Ugly Duckling Holdings, Inc.

DIRECTORS CONTINUING IN OFFICE UNTIL 2003

Name and Age as of the June 18, 2002 Annual Meeting		Position, Principal Occupation, Business Experience Directorships
William P. Foley, II	57
Mr. Foley has served as a director since 1993. Mr. Foley became Chairman of the CKE Board of Directors in March 1994 and served as CKE’s Chief Executive Officer from October 1994 until March 2000. Since 1981, Mr. Foley has been Chairman of the Board of Directors, President (until January 1995) and Chief Executive Officer of FNF. Mr. Foley also serves as Chairman of the Board of Fidelity National Information Solutions, Inc., Co-Chairman of Micro General Corporation and as a member of the Boards of Directors of American National Financial, Inc. and Checkers Drive-In Restaurants, Inc.

Carl N. Karcher	85
Mr. Karcher, the Company’s founder, purchased his first hot dog stand on July 17, 1941 and has been developing the Carl’s Jr. concept since that time. He first became a director of CKE in 1966 and has served as Chairman Emeritus since January 1994. He was Chairman of the Board of CKE until October 1993 and Chief Executive Officer until December 1992. Prior to 1980, he served as President of CKE. Carl N. Karcher is Carl L. Karcher’s father.

Daniel E. Ponder, Jr.	47
Mr. Ponder was elected to the Board of Directors in April 2001. He is currently the Chairman and President of Ponder Enterprises, Inc., a franchisee of Hardee’s restaurants. Mr. Ponder served in the Georgia legislature until January of 2001. He has been a Hardee’s franchisee since 1983.

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name and Age as of the June 18, 2002 Annual Meeting		Position, Principal Occupation Experience and Directorships
E. Michael Murphy	50
Mr. Murphy became Executive Vice President, General Counsel and Secretary of CKE in February 2001. Since September 1998, he served as Senior Vice President of the Company, and Senior Vice President, General Cousel of Hardee’s Food Systems, Inc. For the prior 10 years, Mr. Murphy was a partner of The Stolar Partnership in St. Louis, Missouri.

John J. Dunion	44
Mr. Dunion was appointed Executive Vice President, Supply Chain Management in July 2001. Prior to that, he served as Executive Vice President, Chief Administrative Officer from February 1999. Mr. Dunion served as Senior Vice President, Purchasing from April 1998 to July 2001 and Vice President, Purchasing from September 1996 to April 1998. Prior to that, he served as Vice President, Purchasing at Unigate Restaurants, Inc. from 1993 to September 1996.

Name and Age as of the June 18, 2002 Annual Meeting		Position, Principal Occupation Experience and Directorships

Dennis J. Lacey	48
Mr. Lacey was appointed Executive Vice President, Chief Financial Officer in April 2001. From April 1998 to April 2001, he was employed by Imperial Bank Corporation where his last position held was Chief Financial Officer. Prior to that, Mr. Lacey served as Chief Executive Officer of Capital Associates, Inc., and prior to that he was a partner with Coopers and Lybrand.

Robert W. Wisely	56
Mr. Wisely was appointed Executive Vice President, Marketing in August 1997. Prior to that, he served as Senior Vice President, Marketing from January 1995. Mr. Wisely has been a Carl’s Jr. franchisee since 1990. Mr. Wisely served as Senior Vice President, Marketing from 1985 to 1990. As of April 15, 2002, Mr. Wisely was no longer employed by the Company.

OWNERSHIP OF THE COMPANY’S SECURITIES

Principle Stockholders

The following table sets forth certain information regarding beneficial ownership of CKE’s Common Stock. The following table sets forth certain information regarding persons or entities known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock.

Stockholder	Number of Shares Held (1)		Percentage (2)
Dimensional Fund Advisors Inc. (3) 1299 Ocean Avenue, 11 th Floor Santa Monica, CA 90401-1005	4,599,000		8.0%

Fidelity National Financial, Inc. (4) 17911 Von Karman Avenue, Suite 300 Irvine, CA 92614	3,902,155	(5)	6.8%

(1)	All share amounts are based upon most recent SEC filings available.
(2)	Calculated based on 57,097,627 shares of CKE Common Stock outstanding on April 22, 2002.
(3)
Pursuant to the Schedule 13G/A filed on February 12, 2002 by Dimensional Fund Advisors Inc. (“Dimensional”), Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of CKE owned by such investment companies, trusts and accounts. Dimensional disclaims beneficial ownership of such CKE securities.

(4)	Pursuant to the Schedule 13D filed on March 28, 2002 by Fidelity National Financial, Inc.
(5)	Includes currently exercisable warrants to purchase 967,267 shares of CKE Common Stock.

Security Ownership of Directors and Named Executive Officers

The following table sets forth certain information regarding beneficial ownership of CKE’s Common Stock as of April 22, 2002, by (i) each director of CKE, (ii) CKE’s Chief Executive Officer and each of its four most highly compensated executives (collectively, the “Named Executive Officers”) and (iii) all directors and executive officers of CKE as a group. Except as otherwise indicated, beneficial ownership includes both voting and investment power.

	Shares Beneficially Owned
Name	Common Stock	Common Stock Equivalents (1)	Total Share Ownership	Percentage of All Shares
Directors —
William P. Foley, II(2)(3)	3,501,134	2,209,971	5,711,105	9.6%
Carl N. Karcher	793,334	184,493	977,827	1.7%
Daniel D. (Ron) Lane(3)	871,363	238,140	1,109,503	1.9%
Byron Allumbaugh	42,285	45,002	87,287	*
Peter Churm	23,867	48,632	72,499	*
Carl L. Karcher	176,457	45,002	221,459	*
Daniel E. Ponder, Jr.	23,865	8,334	32,199	*
Frank P. Willey(3)	360,204	86,737	446,941	*
Andrew F. Puzder, CEO	368,389	913,689	1,282,078	2.2%
Executive Officers —
E. Michael Murphy	20,302	74,461	94,763	*
John J. Dunion	10,319	130,123	140,442	*
Dennis J. Lacey	35,302	18,334	53,636	*
Robert W. Wisely	24,142	165,781	189,923	*
Directors and Officers as a Group (15 persons)	6,276,877	4,264,810	10,541,687	17.1%

*	Represents less than 1% of the Company’s Common Stock.
(1)	“Common Stock Equivalents” are stock options exercisable within sixty (60) days after April 22, 2002.
(2)
Includes: (a) 2,007,398 shares held directly by Folco Development Corporation, owned and controlled by Mr. Foley, (b) 96,011 shares owned by Bognor Regis, Inc., a Nevada corporation, of which Mr. Foley is a director and President, and (c) 4,233 shares held by his children’s individual trusts.

(3)
Excludes shares held by FNF, of which Messrs. Foley, Willey and Lane are directors. Messrs. Foley and Willey are also officers of FNF. Messrs. Foley, Willey and Lane disclaim beneficial ownership of the shares owned by FNF.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires CKE’s executive officers and directors, and persons who own more than 10% of a registered class of CKE’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish CKE with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, CKE believes that, during fiscal 2002, all filing requirements applicable to its executive officers, directors and greater than 10% stockholders were satisfied.

GOVERNANCE OF THE COMPANY

Corporate Governance Principles

Pursuant to the Delaware General Corporation Law and the Company’s bylaws, CKE’s business, property and affairs are managed under the direction of the Board of Directors. Thus, the Board of Directors is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders.

The Board of Directors selects the senior management team, which is charged with the conduct of the Company’s business. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. Having selected the senior management team, the Board of Directors acts as an advisor and counselor to senior management and ultimately monitors its performance.

Meetings of the Board of Directors

During fiscal 2002, the Board of Directors met six times. All of our directors attended 75 percent or more of all meetings of the Board of Directors in fiscal 2002.

Committees of the Board of Directors

While it is the general policy of the Company that all major decisions be considered by the Board of Directors, the Board does utilize certain committees to further perform its duties. Currently there is an Executive Committee as well as an Independent Committee. There are also four standing committees: the Audit Committee, the Compensation Committee, the Franchise Committee and the Nominating Committee. The Independent Committee, Audit Committee and Compensation Committee may only consist of non-employee directors.

Executive Committee.  The Executive Committee of the Board of Directors, comprised of Messrs. Foley (Chairman), Puzder, Lane and Carl N. Karcher, is empowered by the Board of Directors to take all actions that may otherwise be taken by the Board of Directors, to the extent permitted by law.

Independent Committee.  The Independent Committee of the Board of Directors, comprised of Messrs. Allumbaugh, Churm and Willey, was formed by the Board of Directors to review and evaluate certain transactions involving the sale of restaurants to investor groups comprised of, among others, directors and executive officers of CKE.

Audit Committee.  The Audit Committee, whose current members are Messrs. Allumbaugh, Churm and Willey (Chairman), monitors CKE’s basic accounting policies and their related system of internal control, reviews CKE’s audit and management reports and makes recommendations regarding the appointment of independent auditors. See the Audit Committee Report below at page 10.

Compensation Committee.  The Compensation Committee, whose current members are Messrs. Churm (Chairman), Lane and Willey, is responsible for setting annual and long-term performance goals for the Board and senior management and for evaluating subsequent performance against such goals. The Compensation Committee considers the hiring and election of corporate officers, salary and incentive compensation policies for officers and directors, and the granting of stock options to employees. See the Compensation Committee Report below at page 16.

Franchise Committee.  The Franchise Committee, whose current members are Messrs. Foley, Ponder and Lane, considers potential material repurchases of franchised restaurants.

Nominating Committee.  The Nominating Committee’s current members are Messrs. Foley, Churm and Lane. The Nominating Committee’s major function is to find and/or recommend qualified candidates for election to the Board by CKE’s stockholders. The Nominating Committee may periodically review and recommend changes in Board size and committee structure. The Nominating Committee may be delegated other functions including recommending candidates to fill corporate officerships. The Nominating Committee does not consider nominees recommended by stockholders as stockholders are permitted to directly submit Board nominees. Stockholder nominees should be submitted according to the procedures listed below in the section entitled “Future Stockholder Proposals.”

The table below provides membership and meeting information for each of the Board committees.

Fiscal 2002 Committee Membership & Meetings

Name	Executive		Independent	Audit		Compensation		Franchise	Nominating
William P. Foley, II	x	*						x	x
Carl N. Karcher	x
Daniel D. (Ron) Lane	x					x		x	x
Byron Allumbaugh			x	x
Peter Churm			x	x		x	*		x
Carl L. Karcher
Frank P. Willey			x	x	*	x
Daniel E. Ponder, Jr								x
Andrew F. Puzder.	x
MEETINGS	0		2	4		2		0	0

*	Chair.

AUDIT COMMITTEE & INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of three independent directors and operates under a written charter approved and adopted by the Board of Directors in accordance with applicable rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”).

During fiscal 2002, the Audit Committee met four times. The members of the Audit Committee are Messrs. Allumbaugh, Churm and Willey (Chairman). These members are independent as defined in the NYSE’s listing standards.

Audit Committee Report

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s audited financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent auditors, subject to stockholder approval.

In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the audited financial statements with both management and the independent auditors.

The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 28, 2002 for filing with the SEC.

The report of the Audit Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that CKE specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
AU	DIT COMMITTEE

Fra	nk P. Willey (Chairman)
By	ron Allumbaugh
Pet	er Churm

Audit Fees

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for fiscal 2002, and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding audit related fees	$390,000

Financial information systems design and implementation	$0

All other fees:
Audit related fees (1)	$102,419
Other non-audit services (2)	$397,351

Total all other fees	$499,770

(1)
Audit related fees consist principally of review of registration statements and issuance of consents, the issuance of letters to underwriters and audits of financial statements of certain employee benefit plans.

(2)	Other non-audit services consist primarily of tax compliance and tax consultation services.

Auditor Independence

The Audit Committee has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence and have concluded that the provision of such non-audit services does not compromise the independence of KPMG.

Selection of an independent auditor is made by the Board of Directors upon consultation with the Audit Committee. CKE’s independent auditor for the fiscal year ended January 28, 2002 was KPMG. The Board of Directors will vote upon selection of an auditor for the current fiscal year at a future Board meeting.

Representatives of KPMG are expected to attend the Meeting and be available to respond to appropriate questions. The representatives of KPMG also will have an opportunity to make a formal statement, if they so desire.

DIRECTOR AND EXECUTIVE COMPENSATION

Compensation of Non-Employee Directors

For their services as directors, each non-employee director receives a base annual retainer fee of $18,000. For attendance at each special Board meeting (meetings other than quarterly Board meetings), each non-employee director receives a fee of $1,000. For attendance at Board Committee meetings which are held on a day other than the date of a scheduled Board meeting, each non-employee director receives a fee of $1,000. For participation in telephonic Board meetings or Board Committee meetings, each non-employee director receives a fee of $500. The foregoing fee structure will be the same in fiscal 2003.

The table below provides compensation information for each of the members of the Board and Committees.

Fiscal 2002 Cash Retainer and Meeting Fees

Name	Board	Independent	Audit	Compensation	Franchise	Nominating
William P. Foley, II (1)	—	—	—	—	—	—
Carl N. Karcher (1)	—	—	—	—	—	—
Daniel D. (Ron) Lane	$19,000	—	—	$1,000	—	—
Byron Allumbaugh	$18,500	$1,000	$1,500	—	—	—
Peter Churm	$19,000	$1,000	$2,000	$1,000	—	—
Carl L. Karcher	$19,000	—	—	—	—	—
C. Thomas Thompson (2)	$4,500	—	—	—	—	—
Frank P. Willey	$18,500	$1,000	$2,000	$1,000	—	—
Dan E. Ponder, Jr.	$14,500	—	—	—	—	—
Andrew F. Puzder (1) (2)	—	—	—	—	—	—

(1)	Messrs. Foley, Karcher and Puzder received no director compensation during fiscal 2002 as each of the three directors received remuneration pursuant to Company employment agreements.
(2)	Andrew F. Puzder was appointed to the Board of Directors on May 22, 2001, upon the resignation of C. Thomas Thompson.

Executive Compensation

Summary of Cash and Certain Other Compensation. The following table sets forth, for the years indicated, the compensation awarded to, earned by or paid to (i) the Chief Executive Officer of CKE and (ii) each of the four other most highly compensated executive officers (collectively with the Chief Executive Officer, the “Named Executive Officers”) of CKE who were so employed by CKE as of January 28, 2002.

SUMMARY COMPENSATION TABLE

	Fiscal Year	Annual Compensation			Long-Term Compensation Awards Options (#)	All Other Compensation ($) (2)
Name and Principal Position		Salary ($)	Bonus ($)	Other Annual Compensation (1)
Andrew F. Puzder Chief Executive Officer	2002 2001 2000	500,000 370,833 312,500	1,000,000 — —	44,494 13,307 33,810	150,000 575,000 75,000	17,165 12,509 —

E. Michael Murphy EVP, General Counsel	2002 2001 2000	315,000 300,000 240,000	325,000 — —	24,418 11,249 13,626	50,000 50,000 5,000	204,890 167,869 53,565

John J. Dunion EVP, Supply Chain Management	2002 2001 2000	250,000 250,000 190,000	250,000 — —	12,070 5,244 9,809	25,000 50,000 62,000	63,903 5,273 —

Dennis J. Lacey EVP, Chief Financial Officer	2002 2001 2000	250,000 — —	250,000 — —	7,870 — —	55,000 — —	172,162 — —

Robert W. Wisely EVP, Marketing Carl’s Jr.	2002 2001 2000	300,000 300,000 300,000	300,000 — —	16,831 21,316 62,596	— 30,000 75,000	14,711 5,084 —

(1)
“Other Annual Compensation” for fiscal 2002 includes the following amounts for Messrs. Puzder, Murphy, Dunion, Lacey and Wisely: (a) auto allowance payments of $9,960, $9,960, $9,960, $7,662 and $10,541, respectively, (b) reimbursements for medical and dental costs of $26,601, $12,861, $1,870, $0 and $5,000, respectively, (c) travel allowances of $6,691, $787, $0, $0 and $0, respectively, (d) payments of life insurance premiums of $1,242, $808, $240, $208, and $1,290, respectively.

(2)
“All Other Compensation” includes matching and voluntary contributions by CKE to CKE’s employee stock purchase plan for Messrs. Puzder, Dunion, and Wisely. For fiscal 2002, the amounts matched by the Company in the employee stock purchase plan were $17,165, $4,145 and $14,711, respectively. Amounts for Messrs. Dunion and Lacey include relocation costs of $63,903 and $172,162, respectively. Amounts for Mr. Murphy represent reimbursements of one-time relocation costs that were grossed-up for federal and state income taxes.

Stock Option Grants.    The following table sets forth certain information with respect to the stock options granted during fiscal 2002 to the Named Executive Officers and the potential realizable value of such stock options.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
Name	Number of Securities Underlying Option Grants (#) (1)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share) (2)	Expiration Date (3)
					5% ($)	10% ($)
Andrew F. Puzder	150,000	15%	2.92	6/12/2010	713,456	1,136,059
E. Michael Murphy	50,000	5%	2.92	6/12/2010	237,819	378,686
John J. Dunion	25,000	2.5%	2.92	6/12/2010	118,909	189,343
Dennis J. Lacey	25,000	2.5%	2.14	4/16/2010	87,146	138,765
	30,000

	55,000	5.5%	2.92	6/12/2010	142,691	227,212

Robert W. Wisely	—	—	—	—	—	—

(1)	Nonqualified stock options.
(2)	The fair market value of the Company’s Common Stock on the date of grant.
(3)	The options vest 33 1/3% on the first anniversary of the date of grant, 33 1/3% on the second anniversary of the date of grant and 33 1/3% on the third anniversary of the date of grant.
(4)	Calculated over a ten-year period, representing the terms of the options. These are assumed rates of appreciation, and are not intended to forecast future appreciation of the Company’s Common Stock.

Option Exercises and Fiscal Year-End Values.  The following table sets forth certain information with respect to stock options exercised during fiscal 2002 and year-end stock option values for each of the Named Executive Officers.

AGGREGATED STOCK OPTION EXERCISES
IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at January 28, 2002		Value of Unexercised In-the-Money Options at January 28, 2002 (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Andrew F. Puzder	38,095	271,236	506,734	341,666	$3,818,753	$3,249,997
E. Michael Murphy	—		$20,001	84,999	—	$812,497
John J. Dunion	—		$109,456	62,332	—	$568,737
Dennis J. Lacey	—		$0	55,000	—	$536,250
Robert W. Wisely	—		$150,781	28,332	$348,212	$194,990

(1)
In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, the fair market value is deemed to be $9.75 the closing price of the Company’s Common Stock on January 28, 2002.

Employment Agreements

Andrew F. Puzder. On April 9, 1999, CKE entered into a three-year employment agreement with Andrew F. Puzder. On January 3, 2001, Mr. Puzder entered into an Amendment to Employment Agreement, pursuant to which, among other things, Mr. Puzder agreed to serve as President and Chief Executive Officer of the Company for an extended term, ending on April 9, 2004. Mr. Puzder’s annual base salary under this agreement, as amended, is $500,000 subject to periodic increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Puzder’s agreement, as amended, also provides for annual cash bonuses during his employment term. For fiscal 2003 and all subsequent years, Mr. Puzder’s annual bonus will be calculated by first determining the amount by which the Company’s net income increases over the prior fiscal year. If such increase is 15%, Mr. Puzder shall receive a bonus equal to 50% of his then current annual base salary. For each 5% increase in the Company’s net income over the 15% base increase, Mr. Puzder’s annual bonus will increase by an amount equal to 50% of his annual base salary. In no event shall the annual bonus exceed 200% of Mr. Puzder’s minimum annual base salary. If net income increases less than 15% or decreases, Mr. Puzder will not receive a bonus for that year. On April 8, 2002, the Board of Directors approved an amendment to Mr. Puzder’s employment agreement, pursuant to which one-time adjustments to earnings mandated by accounting rule changes will not be taken into consideration in determining Mr. Puzder’s bonus. The employment agreement entitled Mr. Puzder to participate in CKE’s stock incentive plan and granted him an option to purchase 50,000 shares under CKE’s 1999 Stock Incentive Plan. The options vest 33 1/3% on the effective date of the Employment Agreement and 33 1/3% on each of the next two anniversaries of the grant date, and are for a ten year term. The employment agreement can be terminated by the Company for cause as defined in the employment agreement. In the event CKE terminates Mr. Puzder’s employment without cause, CKE will be obligated to pay a lump sum consisting of Mr. Puzder’s minimum annual base salary then in effect times two, plus annual bonus assuming a 30% increase in net income (100% of employee’s minimum annual base salary times two), and maintain for one year any benefits plans and programs in which Mr. Puzder was entitled to participate immediately prior to the date of termination. In the event of a change in control of the Company resulting in Mr. Puzder’s termination, the agreement, as amended, shall obligate the Company to pay Mr. Puzder, as severance, a lump sum consisting of, in addition to his base salary due him through the date of termination, an amount equal to the product of his minimum annual base salary multiplied by the number of years remaining in the term or the number two (2), whichever is greater, plus an annual bonus equal to 200% of Mr. Puzder’s annual base salary multiplied by the number of years remaining in the term or the number two (2), whichever is greater. Additionally, all options granted which have not vested as of the date of termination shall vest immediately, and the company shall maintain, for the number of years remaining in the term, all employee benefit plans and programs in which Mr. Puzder was entitled to participate immediately prior to the date of termination. In the event of his death, Mr. Puzder’s legal representatives will receive the minimum annual base salary for the remainder of the term, and all unvested options will immediately vest and be exercisable for 90 days from Mr. Puzder’s death.

William P. Foley, II. On April 9, 1999, CKE entered into a five-year employment agreement with William P. Foley II, pursuant to which Mr. Foley agreed to serve as Chairman of the Board and Chief Executive Officer. Mr. Foley’s annual base salary under this agreement is $500,000 subject to periodic increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Foley resigned as Chief Executive Officer in March 2000. As a result, his annual base salary under the Employment Agreement is currently $400,000. Mr. Foley’s agreement also provides for annual cash bonuses during his employment term. For fiscal 2003 and all subsequent years, Mr. Foley’s annual bonus will be calculated by first determining the amount by which the Company’s net income increases over the prior fiscal year. If such increase is 15%, Mr. Foley shall receive a bonus equal to 50% of his then current annual base salary. For each 5% increase in the Company’s net income over the 15% base increase, Mr. Foley’s annual bonus will increase by an amount equal to 50% of his annual base salary. In no event shall the annual bonus exceed 200% of Mr. Foley’s minimum annual base salary. If net income increases less than 15% or decreases, Mr. Foley will not receive a bonus for that year. On April 8, 2002, the Board of Directors approved an amendment to Mr. Foley’s employment agreement, pursuant to which one-time adjustments to earnings mandated by accounting rule changes will not be taken into consideration in determining Mr. Foley’s bonus. The employment agreement entitled Mr. Foley to participate in CKE’s stock incentive plan and granted him an option to purchase 200,000 shares under CKE’s 1999 Stock Incentive Plan. The options vest

33 1/3% on the effective date of the employment agreement and 33 1/3% on each of the next two anniversaries of the grant date, and are for a ten year term. The employment agreement allows Mr. Foley to fulfill duties with certain other public and private companies including FNF, SBRG, Checkers and ANFI. The employment agreement can be terminated by the Company for cause as defined in the employment agreement. In the event CKE terminates Mr. Foley’s employment without cause, CKE will be obligated to pay a lump sum consisting of Mr. Foley’s minimum annual base salary then in effect times one, plus annual bonus assuming a 30% increase in net income (200% of employee’s minimum annual base salary times one), and maintain for one year any benefits plans and programs in which Mr. Foley was entitled to participate immediately prior to the date of termination. In the event of a change in control of the Company resulting in Mr. Foley’s termination, the Company shall pay Mr. Foley, as severance, a lump sum consisting of, in addition to his base salary due him through the date of termination an amount equal to the product of his minimum annual base salary multiplied by the number of years remaining in the term or the number two (2), whichever is greater, plus an annual bonus equal to 200% of Mr. Foley’s annual base salary multiplied by the number of years remaining in the term or the number two (2), whichever is greater. Additionally, all options granted which have not vested as of the date of termination shall vest immediately, and the Company shall maintain, for the number of years remaining in the term, all employee benefit plans and programs in which Mr. Foley was entitled to participate immediately prior to the date of termination. In the event of his death, Mr. Foley’s legal representatives will receive the minimum annual base salary for the remainder of the term, and all unvested options will immediately vest and be exercisable for 90 days from Mr. Foley’s death.

Theodore Abajian. On December 20, 2001, CKE entered into a three-year employment agreement with Theodore Abajian, subject to the closing of the merger agreement between SBRG and the Company. Mr. Abajian’s annual base salary under this agreement is $250,000 subject to periodic increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Abajian’s agreement also provides for annual bonuses in accordance with the bonus plan offered to other executive level management employees. On April 8, 2002, the Board of Directors approved an amendment to Mr. Abajian’s employment agreement, pursuant to which one-time adjustments to earnings mandated by accounting rule changes will not be taken into consideration in determining Mr. Abajian’s bonus. The employment agreement can be terminated by the Company for cause as defined in the employment agreement. In the event CKE terminates Mr. Abajian’s employment without cause, CKE will be obligated to pay an amount equal to the sum of the Mr. Abajian’s minimum base salary in effect as of the date of termination multiplied by the number two, and maintain for one year any employee benefit plans (except for the Company’s stock option plan) and programs in which the Mr. Abajian was entitled to participate immediately prior to the date of termination. In the event of Mr. Abajian’s death or disability, he shall be entitled to receive the minimum annual base salary for the remainder of the Term, and all outstanding stock options will immediately vest in full and be exercisable for a period of 90 days from Mr. Abajian’s death.

Compensation Committee Interlocks and Insider Participation

During fiscal 2002, the members of CKE’s Compensation Committee were Messrs. Churm, Lane and Willey. None of the foregoing was an officer, a former officer or employee of CKE during fiscal 2002. No CKE executive officer served as a director of a company for which Messrs. Churm, Lane and/or Willey served as an executive officer.

During the same period, Mr. Foley served as Chairman of the Board and Chief Executive Officer of FNF and Chairman of the Board of SBRG. Mr. Lane served as a director of FNF and Mr. Willey served as Vice-Chairman of FNF and a director of SBRG.

Compensation Committee Report on Executive Compensation for the Fiscal Year Ended January 28, 2002

The Committee, currently comprised of three non-employee directors, is responsible for administering the executive compensation policies, administering the various management incentive programs (including option plans), and making recommendations to the Board of Directors with respect to these policies and programs. In addition, the Committee makes annual recommendations to the Board of Directors concerning the compensation paid to the Chief Executive Officer and to each of the other executive officers of CKE (each, an “Executive Officer”), including the Named Executive Officers. Set forth below is a report submitted by the Committee addressing compensation policies for fiscal 2002 as they affected the following persons:

(i) Andrew F. Puzder, Chief Executive Officer of CKE, and (ii) the other Executive Officers.

Compensation Policies Toward Executive Officers.  The Committee believes that the most effective executive compensation program is one that provides incentives to achieve both current and long-term strategic management goals, with the ultimate objective of enhancing stockholder value. In this regard, the Committee believes executive compensation should be comprised of cash as well as equity-based programs. Base salaries are generally set at market levels in order to attract and retain qualified and experienced executives. With respect to equity-based compensation, the Committee believes that an integral part of CKE’s compensation program is the ownership and retention of CKE’s Common Stock by its Executive Officers. By providing Executive Officers with a meaningful stake in CKE, the value of which is dependent on CKE’s long-term success, a commonality of interests between CKE’s Executive Officers and its stockholders is fostered. The following employment contracts are currently in effect for the Chief Executive Officer and other Executive Officers: Andrew F. Puzder, April 9, 1999, as amended January 2, 2001, Ted Abajian, December 20, 2001 and William P. Foley, II, April 9, 1999.

Relationship of Performance to Compensation.  Compensation that may be earned by the Executive Officers in any fiscal year consists primarily of base salary, cash bonus and stock options. The significant factors considered in establishing the components of each Executive Officer’s compensation package for fiscal 2002 are summarized below. The Committee, in its discretion, may apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years, but all compensation decisions will be designed to further the general compensation policies indicated above.

Base Salary.  The base salary for each Executive Officer is set on the basis of personal performance, the salary levels in effect for comparable positions with CKE’s principal competitors (including, but not limited to, CKE’s self-determined peer group set forth in the “Stock Performance Graph”) and CKE’s financial performance relative to such competitors. Factors relating to individual performance that are assessed in setting base compensation are based on the particular duties and areas of responsibility of the individual Executive Officer. Factors relating to CKE’s financial performance that may be related to increasing or decreasing base salary include revenues and earnings. The establishment of base compensation involves a subjective assessment and weighing of the foregoing criteria and is not based on any specific formula.

Cash Bonus.  Annual bonuses are earned by the Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Administrative Officer of the Company on the basis of CKE’s achievement of net income, as described in Mr. Puzder’s employment agreement above. Annual bonuses for all other Executive Officers are based on improvements in earnings based on targets established at the start of the fiscal year and on the basis of the particular Executive Officer’s duties and areas of responsibility. Bonus amounts are established based on various levels of performance against such targets. The Committee assesses CKE and individual performance against the established targets and provides for bonuses based on the targeted performance levels actually achieved.

Stock Options.  Stock option grants motivate Executive Officers to manage the business to improve long-term CKE performance and align the interests of Executive Officers with stockholder value. Customarily, option grants are made with exercise prices equal to the fair market value of the shares on the grant date and will be of no value unless the market price of CKE’s shares of Common Stock appreciates, thereby aligning a substantial part of the Executive Officer’s compensation package with the return realized by the stockholders. Options generally vest in equal installments over a period of time, contingent upon the

Executive Officer’s continued employment with CKE. Accordingly, an option will provide a return to the Executive Officer only if the Executive Officer remains employed by CKE and the market price of the underlying shares appreciates over the option term. The size of an option grant is designed to create a meaningful opportunity for stock ownership and is based upon the individual’s current position with CKE, internal comparability with option grants made to other CKE executives and the individual’s potential for future responsibility and promotion over the option term. The Committee has established an award program which takes into account the level of responsibility in the organization and total compensation compared to comparable companies in making option grants to the Executive Officers, in an attempt to target a fixed number of unvested option shares based upon the individual’s position with CKE and the Executive Officer’s existing holdings of unvested options. As such, the award of stock options requires subjective judgment as to the amount of the option. However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant, if any, made to each Executive Officer as circumstances warrant.

Chief Executive Officer Compensation.  Andrew F. Puzder became CKE’s Chief Executive Officer on September 7, 2000. In October, 2000, pursuant to an amendment to his employment agreement with the Company, Mr. Puzder’s annual salary was increased to $500,000. In July 1997, Mr. Puzder was employed by the Company as Executive Vice President, General Counsel. In August 1998, Mr. Puzder’s duties were expanded to include the position of Executive Vice President, Franchising. Mr. Puzder’s annual salary ranged from $150,000 in 1997 to $500,000 in 2001.

Corporate Deduction for Compensation.  Section 162(m) of the Internal Revenue Code generally limits to $1.0 million the corporate deduction for compensation paid to certain executive officers, unless certain requirements are met. The Company’s policy with respect to the deductibility limit of Section 162(m) generally is to preserve the federal income tax deductibility of compensation paid to executive officers. However, while the tax impact of any compensation arrangement is an important factor to be considered, the impact is evaluated in light of the Company’s overall compensation philosophy. Accordingly, the Company will authorize the payment of non-deductible compensation if it deems that it is consistent with its compensation philosophy and in the best interests of the Company and its stockholders.

Dated: April 22, 2002	COMPENSATION COMMITTEE

Peter Churm (Chairman)
Daniel D. (Ron) Lane
Frank P. Willey

The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that CKE specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCK PERFORMANCE GRAPH

COMPARISON OF FIVE YEAR
CUMULATIVE TOTAL STOCKHOLDER RETURN
AMONG CKE RESTAURANTS, INC., S&P 500 INDEX AND
SELECTED RESTAURANT PEER GROUP INDEX(1)

(1)	Peer Group is comprised of the following companies: Jack in the Box, Inc., McDonald’s Corp., Tricon Global Restaurants and Wendy’s International, Inc.

The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that CKE specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

On March 1, 2002, CKE completed a merger in which SBRG became a wholly-owned subsidiary of CKE. As stockholders and/or optionholders of SBRG, William P. Foley, II, Frank P. Willey, Andrew F. Puzder, Ted Abajian and E. Michael Murphy each received CKE Common Stock and/or options to purchase CKE Common Stock. Mr. Foley received 825,714 shares of CKE Common Stock and options to purchase 374,387 shares of CKE Common Stock. Mr. Willey received options to purchase 41,735 shares of CKE Common Stock. Mr. Puzder received 4,910 shares of CKE Common Stock and options to purchase 270,050 shares of CKE Common Stock. Mr. Abajian received 19,944 shares of CKE Common Stock and options to purchase 192,717 shares of CKE Common Stock. Mr. Murphy received options to purchase 29,460 shares of CKE Common Stock. Based on a closing sale price of $9.60 on March 1, 2002, closing date of the merger, the aggregate value of CKE Common Stock received by Messrs. Foley, Willey, Puzder and Abajian was $16,885,603, or individually $11,520,970, $400,656, $2,639,616, 2,041,545 and $282,816, respectively. Royalties paid by the Company to SBRG in fiscal 2002 aggregated $443,000.

Carl N. Karcher.  CKE leases the land and buildings, which include the Anaheim corporate offices of CKE, its distribution center and one restaurant location in Carl Karcher Plaza, located at 401 West Carl Karcher Way, Anaheim, California, from Karcher Partners LP, whose general partner is Carl N. Karcher, as co-trustee of the Carl N. Karcher and Margaret M, Karcher Trust (the “Trust”). The term of the lease expires in April 2008, and CKE has the option to renew the lease for one additional five-year term. The lease was amended in March 1999, increasing the land area of the restaurant and distribution center parcels, and increasing the rent and general insurance requirements. The current rent under this lease is: (a) $15,580 per month and 6.5% of annual gross sales in excess of $2,436,369 for the restaurant; (b) $67,835 per month for the distribution center, subject to adjustment every five years; and (c) $21,296 per month for the headquarters offices, subject to adjustment every five years. CKE also leases two adjacent parcels of land in Carl Karcher Plaza from the Trust which are being utilized by CKE for its training facilities and distribution center parking and storage. The rent is $5,987 per month for one parcel and $6,875 per month for the other parcel, both subject to adjustment every five years. The term for one lease expires in April 2008 and the other lease expires in April 2008. CKE has the option to renew each of these leases for one additional five-year term. The aggregate rents paid by CKE to the Trust for the corporate offices and adjacent facilities during fiscal 2002 were $1,528,454. CKE presently has two additional leases with the Trust with respect to two restaurant properties. The minimum monthly rental is the greater of $6,799 or 5.5% of annual gross sales in one of the leases, and a minimum monthly rental for improvements of $2,871 or 4% of annual gross sales, and a fixed monthly rental of $5,699 for the land in the other lease. The leases expire in May 2004 and May 2010. The aggregate rents paid by CKE to the Trust for these two restaurant properties during fiscal 2002 were $280,282.

In January 1994, CKE entered into an Employment Agreement with Carl N. Karcher which was amended in November 1997 and expires December 31, 2003. The Employment Agreement, as amended, provides that Mr. Karcher will be employed as the Chairman Emeritus of the Board and as a non-executive officer reporting to the Chief Executive Officer at a base salary of $400,000. If Mr. Karcher is terminated or exercises his right to terminate employment following a change in control of CKE resulting from a merger, sale of assets or acquisition, Mr. Karcher becomes entitled to payments due under the agreement as they become due for the remainder of the term without the obligation of further services. The Employment Agreement, as amended, also provides for a retirement benefit for Mr. Karcher in the amount of $200,000 per year for life after the end of the employment term, eligibility to participate in any management incentive compensation bonus pool plans, death benefits to include payment of any compensation due Mr. Karcher to his estate for services rendered prior to the date of his death, payment of Mr. Karcher’s base salary to Mrs. Karcher for one full year following his death and, thereafter, payment of Mr. Karcher’s retirement benefits to Mrs. Karcher for the remainder of her life.

JCK, Inc. (“JCK”) is a franchisee of CKE and currently operates 12 Carl’s Jr. restaurants. Joseph C. Karcher is the son of Carl N. Karcher and an affiliate of JCK. JCK, pursuant to a Development Agreement with CKE, is obligated to develop and become a franchisee with respect to two additional Carl’s Jr. restaurants at varying times between 2002 and 2004. In connection with the operation of its 12 franchised restaurants, JCK regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2002, these purchases totaled approximately $2,897,061. During fiscal 2002, JCK paid royalty fees of $375,808, and advertising and promotional fees of $509,107, for all 12 restaurants combined.

Wiles Restaurants, Inc. (“Wiles”) is a franchisee of CKE and currently operates 12 Carl’s Jr. restaurants, three of which are Carl’s Jr./Green Burrito dual-brand restaurants. Anne M. Wiles is the daughter of Carl N. Karcher and an affiliate of Wiles. Wiles is obligated, pursuant to a Development Agreement with CKE, to develop and become a franchisee with respect to one additional Carl’s Jr. restaurants at varying times between 2004 and 2005. Wiles paid an aggregate of $51,250 to CKE in franchise fees in fiscal 2002. In connection with the operation of its 12 franchised restaurants, Wiles regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2002, these purchases totaled approximately $3,152,355. During fiscal 2002, Wiles paid royalty fees of $394,204, including royalty fees paid to CKE for its Green Burrito dual-brand restaurants, and advertising and promotional fees of $435,512, for all 12 restaurants combined. Wiles is also a lessee of CKE with respect to two restaurant location. Minimum monthly rental payments equal $10,270. The lease expires in August 2011. The rents paid under this lease during fiscal 2002 aggregated $162,206.

Sierra Surf Connection, Inc. (“SSC”) is a franchisee of CKE and currently operates seven Carl’s Jr. restaurants. Anne M. Wiles is the daughter of Carl N. Karcher and an affiliate of SSC. SSC is obligated, pursuant to a Development Agreement with CKE, to develop and become a franchisee with respect to six additional Carl’s Jr. restaurants at varying times between 2002 and 2005. SSC paid an aggregate of $15,000 to CKE in franchise fees in fiscal 2002. In connection with the operation of its seven franchised restaurants, SSC regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2002, these purchases totaled approximately $1,144,457. During fiscal 2002, SSC paid royalty fees of $231,753, and advertising and promotional fees of $366,402, for all seven restaurants combined. SSC is also a lessee of CKE with respect to one restaurant location. Rental payments equal a percentage of annual gross sales of the restaurant of 5% or minimum monthly rental payments of $4,469. The lease expires in January 2003. The rents paid under this lease during fiscal 2002 aggregated $58,101.

MJKL Enterprises, L.L.C. (“MJKL”) is a franchisee of CKE and currently operates two franchised restaurants. MJKL also operates 11 additional Carl’s Jr. restaurants pursuant to two management agreements, one with CKE for the operation of one Carl’s Jr. restaurant, and the other with another Carl’s Jr. franchisee for the operation of ten Carl’s Jr. restaurants, one of which is a Carl’s Jr./Green Burrito dual-brand restaurant. Margaret LeVecke, the daughter of Carl N. Karcher, is an affiliate of MJKL. MJKL is obligated, pursuant to a Development Agreement with CKE to develop and become a franchisee with respect to two additional Carl’s Jr. restaurants at varying times between 2002 and 2004. MJKL paid an aggregate of $60,000 to CKE in franchise fees in fiscal 2002. In connection with the operation of its 13 restaurants, MJKL regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2002, these purchases totaled approximately $171,323. During fiscal 2002, MJKL paid management fees or royalty fees of $25,728 and advertising and promotional fees of $51,338, for all 13 restaurants combined. MJKL is also a sublessee of CKE with respect to one restaurant location, and pays rent for eight of its restaurants operated pursuant to management agreements. Monthly rental payments vary from $900 to $9,694. The leases expire at varying times between 2004 and 2010. The rents paid under the sublease and pursuant to the management agreements during fiscal 2002 aggregated $37,804.

Bernard Karcher Investments, Inc. (“BKI”) is a franchisee of CKE and currently operates 12 Carl’s Jr. restaurants. Bernard W. Karcher is the brother of Carl N. Karcher and an affiliate of BKI. In connection with the operation of its 12 franchised restaurants, BKI regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2002, these purchases totaled approximately $4,243,287. During fiscal 2002, BKI paid royalty fees of $534,062 and advertising and promotional fees of $648,870, for all 12 restaurants combined. BKI is also a lessee of CKE with respect to two restaurant locations. Minimum monthly rental payments equal $11,520 on one lease, and a percentage of gross sales of the restaurant ranging from 7.5% to 10% on the other. The leases expire in January 2006 and September 2012. The rentals paid under these two leases during fiscal 2002 aggregated $196,037.

B&J, L.L.C. (“B&J”) is a franchisee of CKE and currently operates seven Carl’s Jr. restaurants. Bernard W. Karcher is the brother of Carl N. Karcher and an affiliate of B&J. B&J paid an aggregate of $15,000 in franchise fees to CKE in fiscal 2002. In connection with the operation of its seven franchised restaurants, B&J regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2002, these purchases totaled approximately $2,074,216. During fiscal 2002, B&J paid royalty fees of $247,668, and advertising and promotional fees of $293,008, for all seven restaurants combined. B&J is also a sublessee of CKE with respect to one restaurant location. Rental payments equal the greater of $3,900 per month or 4% of annual gross sales. This lease expires in January 2018. Total rents paid under this lease during fiscal 2002 aggregated $50,700.

Carl L. Karcher.  CLK, Inc. (“CLK”) is a franchisee of CKE and currently operates 24 Carl’s Jr. restaurants, six of which are Carl’s Jr./Green Burrito dual-brand restaurants. Carl L. Karcher is the son of Carl N. Karcher, a director of CKE, and an affiliate of CLK. In connection with the operation of its 24 franchised restaurants, CLK regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2002, these purchases totaled approximately $8,600,520. During fiscal 2002, CLK paid royalty fees of $975,974, including royalties fees paid to CKE for the Green Burrito dual-brand restaurants, and advertising and promotional fees of $1,129,775, for all 24 restaurants combined. CLK is also a lessee or sublessee of CKE with respect to 13 restaurant locations. Rental payments equal a percentage of the annual gross sales of the restaurants ranging from 5 % to 8%, and/or minimum monthly rentals ranging from $4,157 to $7,694. The leases expire between November 2002 and June 2011. The rents paid under these leases during fiscal 2002 aggregated $994,476. CLK also licenses one restaurant from CKE under which CLK is obligated to remit 50% of the restaurant’s net profit to CKE. During fiscal 2002, CLK paid CKE $95,402 under this license agreement.

CLK New-Star, L.P. (“New-Star”) is a franchisee of CKE and currently operates four Carl’s Jr. restaurants. Carl L. Karcher is the son of Carl N. Karcher, a director of CKE and an affiliate of New-Star. New Star, pursuant to a Development Agreement with CKE, is obligated to develop and become a franchisee with respect to 11additional Carl’s Jr. restaurants at varying times between 2002 and 2007. New-Star paid an aggregate of $30,000 to CKE in franchise fees in fiscal 2002. In connection with the operation of its four franchised restaurants, New Star regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2002, these purchases totaled approximately $17,549. During fiscal 2002, New Star paid royalty fees of $124,130, and advertising and promotional fees of $263,280 for its four restaurants combined.

Border Star de Mexico, S. de R.L. de C.V. (“BSM”) is a licensee of CKE and currently operates two Carl’s Jr. restaurant. Carl L. Karcher is the son of Carl N. Karcher, a director of CKE and an affiliate of BSM. BSM, pursuant to a Development Agreement with CKE, is obligated to develop and become a franchisee with respect to three additional Carl’s Jr. restaurants at varying times between 2002 and 2005. In connection with the operation of its two franchised restaurants, BSM regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2002, these purchases totaled approximately $342,603. During fiscal 2002, BSM paid royalty fees of $48,204 for its two restaurants combined.

KWK Foods, L.L.C. (“KWK”) is a franchisee of CKE and currently operates 17 Carl’s Jr. restaurants, one of which is a Carl’s Jr./Green Burrito dual-brand restaurant. Carl L. Karcher is the son of Carl N. Karcher, a director of CKE and an affiliate of KWK. Joseph C. Karcher is the son of Carl N. Karcher and an affiliate of KWK. Gary Wiles is the son-in-law of Carl N. Karcher and an affiliate of KWK. KWK paid an aggregate of $40,000 to CKE in franchise fees in fiscal 2002. KWK, pursuant to a Development Agreement with CKE, is obligated to develop and become a franchisee with respect to three additional Carl’s Jr. restaurants at varying times between 2002 and 2004. In connection with the operation of its 17 franchised restaurants, KWK regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2002, these purchases totaled approximately $2,746,484. During fiscal 2002, KWK paid royalty fees of $367,617, including royalties paid to CKE for its Green Burrito dual-brand restaurant, and advertising and promotional fees of $501,415 for all 17 restaurants combined. KWK was also a sublessee of CKE with respect to three restaurant locations during fiscal 2002. Rental payments equal a percentage of annual gross sales of the restaurants ranging from 0% to 1% and/or fixed monthly rentals ranging from $4,583 to $ 8,183. The leases expire between October 2015 and February 2018. Total rents paid under these three leases during fiscal 2002 aggregated $254,674.

Daniel D. (Ron) Lane.  M & N Foods, L.L.C. (“M & N”) is a franchisee of CKE and currently operates 24 Carl’s Jr. restaurants, seven of which are Carl Jr./Green Burrito dual-brand restaurants. Daniel D. (“Ron”) Lane is a director of CKE and an affiliate of M & N. During fiscal 2002, M&N purchased seven Carl’s Jr. restaurants from CKE and paid an aggregate purchase price of $4,100,000. Pursuant to a Development Agreement with CKE, M&N is obligated to develop and become a franchise with respect to five additional Carl’s Jr. restaurants at varying times between 2001 and 2005. M&N paid an aggregate of $110,000 to CKE in franchise fees in fiscal 2002. In connection with the operation of its 24 restaurants, M&N regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2002, these purchases totaled approximately $7,754,259. During fiscal 2002, M&N paid royalty fees of $1,008,585, including royalty fees paid to CKE for its Green Burrito dual-brand restaurants, and advertising and promotional fees of $1,315,920. M&N was also a lessee or sublessee of CKE with respect to its 24 restaurant locations during fiscal 2002. Rental payments equal a percentage of the annual gross sales of the restaurants ranging from 0% to 5% and/or minimum monthly rentals ranging from $2,958 to $15,720. The leases expire between May 2002 and November 2022. Total rents paid under these 24 leases during fiscal 2002 aggregated $1,863,880.

Daniel E. Ponder, Jr.  Ponder Enterprises, Inc. (“PEI”) is a franchisee of Hardee’s Food Systems, Inc. (“HFS”) and currently operates ten Hardee’s restaurants. Daniel E. Ponder, Jr., a director of CKE, is an affiliate of PEI. During fiscal 2002, PEI paid HFS royalty fees of $361,857 and advertising and promotional fees of $118,760, for all ten restaurants combined.

Robert W. Wisely.  R.W.W., Inc. (“RWW”) is a franchisee of CKE and currently operates nine Carl’s Jr. restaurants. Robert W. Wisely, an Executive Officer of CKE, is an affiliate of RWW. RWW paid an aggregate of $25,000 to CKE in franchise fees in fiscal 2002. In connection with the operation of its nine restaurants, RWW regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2002, these purchases totaled approximately $3,415,857. During fiscal 2002, RWW paid royalty fees of $426,126 and advertising and promotional fees of $570,027 for all nine restaurants combined. RWW is also a sublessee of CKE with respect to six restaurant locations. Rental payments equal a percentage of the annual gross sales of the restaurants ranging from 4% to 8% and/or minimum monthly rentals ranging from $10,084 to $10,382. The leases expire between February 2004 and July 2006. Total rents paid under these six leases during fiscal 2001 aggregated $764,440. As of April 15, 2002, Mr. Wisely was no longer employed by the Company.

Loren C. Pannier.  CKE leases a restaurant property from Pannier Enterprises, L.P. Loren C. Pannier, an Officer of CKE, is an affiliate of Pannier Enterprises, L.P. This lease expires in August 2009 and provides for a minimum monthly rental equal to the greater of $5,292 or 5% of annual gross sales of the Carl’s Jr. restaurant at that location. CKE leases two additional restaurant properties in which Pannier Enterprises, L.P. has a 56% and a 33% undivided interest, respectively. These leases expire in February 2002 and April 2002, and provide for minimum monthly rentals equal to the greater of $3,290 or 5.5% of annual gross sales of the Carl’s Jr. restaurant at one location, and the greater of $3,440 or 6% of annual gross sales of the Carl’s Jr. restaurant at the other location. The aggregate rents paid by CKE to Pannier Enterprises, L.P. under all three leases during fiscal 2002 were $111,886. As of July 7, 2001, Mr. Pannier was no longer employed by the Company.

* * *

CKE has a limited-term guarantee with an independent third party on behalf of certain of its Carl’s Jr. franchisees. CKE agreed to guarantee the payment obligations of BKI, Wiles, JCK and KWK under these arrangements in fiscal 2002 up to a maximum amount of $1,566,429.

Restaurants leased from related parties generally were constructed by CKE on land purchased or leased by CKE. The properties were then sold to these parties and leased back by CKE. CKE believes that these sale and leaseback arrangements are at rental rates generally similar to those with unaffiliated third parties. The foregoing franchise and lease arrangements are on terms generally similar to those with unaffiliated parties.

In fiscal 2002, CKE entered to Stock Purchase and Loan Plan Agreements (“Loan Plan Agreements”) with certain employees and members of its board of directors, whereby CKE lent the participants funds with which to purchase shares of the common stock of the Company in accordance with the provisions of the Loan Plan Agreements. The participants entered into promissory notes in favor of CKE in amounts set forth below, at a rate of six percent (6%), all due and payable five years from the date of the Note. The notes are prepayable, in whole or in part, at any time without penalty. In the event any shares acquired by the participant pursuant to the Loan Plan Agreement are sold, pledged, or otherwise transferred, the interest rate on the Note will immediately be adjusted to the then prime rate of interest as reported in The Wall Street Journal or similar publication, plus 4% (the “Disposition Rate”), and the participant will thereupon be required to make payments under the note pursuant to a payment schedule to be attached to the note reflecting the Disposition Rate. In the event of the participant’s death, disability or retirement, the entire unpaid principal balance of the note and all accrued but unpaid interest shall become due and payable on the second anniversary of such event. In the event of the termination of the participant’s employment or directorship with the Company, the entire unpaid principal balance of the note and all accrued but unpaid interest shall become due and payable 30 days following the date of termination. In the event of a default of any payment when due, the entire unpaid principal balance and all accrued but unpaid interest shall, at the option of the holder of the note, become immediately due and payable. No payments were made in fiscal 2002. At fiscal year end, the Directors and Named Executive Officers outstanding loan balances pursuant to the Loan Plan Agreements aggregated $3,821,998. Messrs. Allumbaugh, Churm, Foley, Lane, Ponder, Puzder, Willey, Dunion, Lacey, and Murphy had outstanding loan balances of $136,756, $136,756, $1,440,779, $136,756, $136,756, $1,440,764, $136,756, $28,865, $113,905 and $113,905, respectively.

OTHER BUSINESS

Presented by Management.  Management does not know of any matter to be acted upon at the Meeting other than the matters described above, but if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote thereon in accordance with their best judgment.

Presented by Stockholders.  As no nominations and/or proposals were timely submitted to the Company, there are no matters proposed by stockholders which are to be acted/voted upon.

FUTURE STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the annual meeting in the year 2003 must deliver the proposal to the Corporate Secretary at 3916 State Street, Suite 300, Santa Barbara, California 93105:

1.  Not later than February 18, 2003 if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8(e)(2) under the Securities Exchange Act of 1934.

2.  Not later than March 19, 2003 (based on a tentative Annual Meeting date of June 17, 2003), if the proposal is submitted pursuant to CKE’s bylaws, in which case we are not required to include the proposal in our proxy materials.

Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reason for conducting such business at the annual meeting; (b) the name and record address of the stockholder proposing such business; (c) the class and number of shares of CKE which are beneficially owned by the stockholder; and (d) any material interest of the stockholder in such business. In addition, the stockholders making such proposal shall promptly provide any other information reasonably requested by CKE.

PROXY
CKE RESTAURANTS, INC.
3916 State Street, Suite 300
Santa Barbara, California 93105

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF CKE RESTAURANTS, INC.

The undersigned hereby appoints Andrew F. Puzder and E. Michael Murphy, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of CKE Restaurants, Inc. Common Stock held of record by the undersigned on April 22, 2002, at the Annual Meeting of Stockholders to be held on June 18, 2002 and any postponements or adjournments thereof.

PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

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***IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW***	Please mark your vote as indicated in the example.	☒
	FOR all the nominees listed below except as withheld to the contrary below	WITHHOLD AUTHORITY to vote for all nominees listed below
1. Election of Directors: (Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list below.)	☐	☐	2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting or any and all postponements or adjournments thereof.
Nominees: 01-Peter Chum 02-Daniel D. (Ron) Lane 03-Andrew F. Puzder

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THE PROXIES WILL VOTE FOR THE NOMINEES LISTED ABOVE, AND IN THEIR DISCRETION ON MATTERS DESCRIBED IN ITEM 2.

	YES	NO
DO YOU PLAN TO ATTEND THE MEETING?	☐	☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s)                                                                                                                                               Date:                                                           2002
Please sign exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.
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VOTE BY INTERNET OR TELEPHONE OR MAIL
24 HOURS A DAY, 7 DAYS A WEEK

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

Internet
http://www.eproxy.com/ckr
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

Telephone
1-800-435-6710
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE
YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

You can view
the proxy statement
and annual report
on the Internet
@ www.ckr.com